UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GENWORTH FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On April 6, 2009, Genworth Financial, Inc. (the “Company”) filed a Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders of the Company to be held on May 13, 2009 (the “Proxy Statement”), which among other things contains a proposal submitted to the Company’s stockholders to approve an amendment to the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) to permit the Company to implement a one-time equity exchange program for employees other than the Company’s named executive officers and directors (the “Exchange Program”). In connection with the Exchange Program, we are providing the following documents:

1.	Intranet Posting Available to Genworth Employees on April 6, 2009; and

2.	Frequently Asked Questions for Employees, dated April 6, 2009.

We have not commenced the Exchange Program to which this communication pertains and will not do so unless we receive the requisite stockholder approval at our 2009 Annual Meeting of Stockholders to amend the Omnibus Plan to permit the Exchange Program. Even if the requisite stockholder approval is obtained, we may still decide later not to implement the Exchange Program. The Company will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) upon the commencement of the Exchange Program. Persons who may be eligible to participate in the Exchange Program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the Exchange Program.

The Company’s stockholders and stock option and stock appreciation right holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and stock option and stock appreciation right holders may obtain free copies of the documents filed by the Company with the SEC by directing a written request to: Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Attention: Investor Relations.

Intranet Posting Available to Genworth Employees on April 6, 2009:

The 2009 Proxy Statement includes a proposal for stockholders to approve an amendment to the plan under which Genworth grants equity incentive awards to allow the company to implement a voluntary one-time, value-for-value equity exchange program. Stockholders will vote on the amendment at the Annual Meeting to be held on May 13, 2009. If approved, more information about the exchange program will be sent to eligible employees at a later date.

In the interim, commentary on the proposed exchange program will be limited. For more information regarding the exchange program, please refer to the 2009 Proxy Statement and “Frequently Asked Questions for Employees”.

GENWORTH FINANCIAL, INC.

PROPOSED EQUITY EXCHANGE PROGRAM

FREQUENTLY ASKED QUESTIONS FOR EMPLOYEES

April 6, 2009

Genworth’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) will be held on May 13, 2009. At the 2009 Annual Meeting, stockholders will be given an opportunity to vote on a proposal to amend the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) to permit a one-time, voluntary equity exchange program (the “Exchange Program”) for our employees.

Genworth grants stock options and stock appreciation rights (“SARs”) to its employees to provide incentive and retention value, and to align the long-term interests of our employees with the interests of our stockholders. Stock options and SARs deliver value to employees only if the price of our stock increases after the awards have been granted. Due to the decline in our stock price in 2008 and 2009, most of the outstanding stock options and SARs are significantly “underwater,” which means that the exercise prices of the stock options and SARs are significantly higher than the current fair market value of our common stock.

If we receive stockholder approval, the Exchange Program will allow eligible employees to exchange certain outstanding stock options and SARs awarded by the company in the past under the Omnibus Plan for a reduced number of stock options and SARs having an exercise price equal to the fair market value of our common stock as of the date of the exchange.

Information about the proposed Exchange Program is provided in the Frequently Asked Questions (“FAQs”) below. The FAQs are intended to provide you with high-level information about the Exchange Program. If we receive the necessary stockholder approval, we will send additional detailed information to eligible employees at the time the Exchange Program begins.

Due to Securities and Exchange Commission (“SEC”) regulations, Genworth cannot advise you as to whether or not it would make sense for you to participate in the Exchange Program.

Additional information about the Exchange Program is also available in our proxy statement filed with the SEC on April 6, 2009. To view the proxy statement, please click here.

Frequently Asked Questions for Employees

1. What is the Exchange Program?

The Exchange Program is a one-time, voluntary program that would, if approved by our stockholders, allow certain eligible employees to exchange certain “underwater” stock options and SARs (the “Eligible Options and SARs”) for a lesser number of replacement stock options or SARs (“Replacement Awards”). The Replacement Awards would have an exercise price equal to the fair market value of our common stock on the date of the exchange and are intended to have a fair value that is approximately equal to or less than the fair value of the surrendered stock options and SARs.

2. When would the Exchange Program take place?

The Exchange Program would not take place unless our stockholders approve the proposal to amend the Omnibus Plan and the Management Development and Compensation Committee (the “Compensation Committee”) of Genworth’s Board of Directors determines that the Exchange Program complies with applicable regulatory requirements. If approved, the exchange offer to employees would commence at a time determined by the Compensation Committee within 180 days following stockholder approval at the 2009 Annual Meeting. However, even if stockholders approve the Exchange Program, the Compensation Committee may, in its discretion, decide to terminate, amend or postpone the program at any time prior to the exchange date.

If the Exchange Program is commenced by the Compensation Committee following stockholder approval, eligible employees will receive an offer to exchange Eligible Options and SARs that will set forth the precise terms and timing of the Exchange Program. Eligible employees will be given at least 20 business days to elect to surrender their Eligible Options and SARs in exchange for Replacement Awards to be granted on the day following the completion of the Exchange Program.

3. Who would be eligible to participate in the Exchange Program?

The Exchange Program generally would be open to our current employees who hold Eligible Options and SARs on the date the Exchange Program is commenced. However, our “named executive officers”1 and members of our Board of Directors would not be eligible to participate. Employees in certain non-U.S. jurisdictions may also be excluded from the Exchange Program if local law or administrative considerations would make their participation unfeasible or impractical.

[1]

“Named executive officers” are those officers whose compensation is reported in the proxy statement, including our Chief Executive Officer, Chief Financial Officer and our next three most highly-compensated executive officers.

2

4. What stock options and SARs would be eligible for exchange under the Exchange Program?

To be eligible for exchange, a stock option or SAR must:

•	have an exercise (or base) price that is greater than the fifty-two week high closing price of our common stock as of the exchange date (and not below $19.50),

•	have been granted more than 12 months prior to the exchange date, and

•	not be a “conversion award” granted by our former parent prior to our initial public offering and converted into Genworth awards.

5. If I participate, how many new stock options or SARs would I receive for each award that I surrender?

Exchange ratios have not been set. If the proposal is approved by stockholders, exchange ratios will be established shortly before the commencement of the Exchange Program. An exchange ratio determines the number of Replacement Awards that an employee would receive in exchange for stock options and SARs surrendered in the Exchange Program. In order to establish the exchange ratios, we will compare the fair value of Eligible Options and SARs with the estimated fair values of proposed Replacement Awards. The intent is to establish exchange ratios that would result in the issuance of Replacement Awards that have a fair value that is approximately equal to or less than the fair value of the surrendered stock options and SARs. Our Board of Directors, however, has determined that no Eligible Options and SARs shall have an exchange ratio of less than 3.0:1, which means that a minimum of three Eligible Options and SARs will have to be surrendered for each new Replacement Award received.

If you would like more information regarding how the exchange ratios will be established and the number of Replacement Awards you could receive in exchange for your Eligible Options and SARs, the proxy statement provides details regarding the calculation of exchange ratios and provides hypothetical Replacement Award amounts (calculated for various Eligible Option and SAR exercise or base prices).

6. What would the new terms for the Replacement Awards be?

Replacement Awards generally would have the following terms:

•	Exercise or Base Price. The Replacement Awards would be granted with an exercise or base price equal to the fair market value of our common stock as of the date the Replacement Awards are granted.

3

•

Vesting. Replacement Awards received in exchange for Eligible Options and SARs would be completely unvested, regardless of whether or not the surrendered awards were vested. Replacement Awards would vest over a three or four year period as follows:

•	Replacement Awards received in exchange for Eligible Options and SARs granted less than 24 months prior to the exchange date would vest in four equal annual installments from the exchange date.

•	Replacement Awards received in exchange for Eligible Options and SARs granted more than 24 months prior to the exchange date would vest in three equal annual installments from the exchange date.

•	Term. Replacement Awards would maintain the original term (or expiration date) of the Eligible Options and SARs for which they were exchanged.

•

Other. Replacement Awards would be granted under the Omnibus Plan. Therefore, the terms that apply to Replacement Awards would be substantially the same as those that apply generally to new grants of stock options or SARs under the Omnibus Plan. A summary of the material features of the Omnibus Plan can be found in the proxy statement along with a reference to the location of the full text of the Omnibus Plan.

7. Would participation in the Exchange Program be voluntary?

Yes, participation in the Exchange Program would be voluntary. In order to participate and tender Eligible Options or SARs, you would have to make an affirmative election to participate in the Exchange Program by surrendering Eligible Options and SARs during the surrender period (which will be held open for at least 20 business days from the commencement of the exchange offer to employees). On the closing date of the Exchange Program, any stock options and SARs you surrender in exchange for Replacement Awards would be cancelled in exchange for Replacement Awards, and you would no longer have any rights under those surrendered stock options and SARs. This process will be further explained in an “offer to exchange” to be provided to all eligible employees following stockholder approval.

If you choose not to participate, no further action is required by you and your Eligible Options and SARs will remain outstanding and will not be affected by the Exchange Program.

8. If I choose to participate in the Exchange Program, can I exchange partial stock option or SAR grants?

No. If you choose to participate in the Exchange Program, you would have to surrender all outstanding stock options and SARs from one or more grants of Eligible Options and SARs. For example, assume you received a grant of stock options to purchase 1,000 shares of stock on January 1, 2005, and all of such options remained outstanding and were eligible for the Exchange Program. If you wanted to tender such options in the Exchange Program, you would have to tender the entire grant of stock options to purchase 1,000 shares. Further assume that you also received a grant of stock options to purchase 1,000 shares on January 1, 2006, and all of such options were also outstanding and eligible for the Exchange Program. In such case, you could choose to tender only the entire 2005 stock option grant, only the entire 2006 stock option grant, or you could choose to tender both the entire 2005 stock option grant and the entire 2006 stock option grant.

4

9. Would I owe taxes if I participate in the Exchange Program?

Genworth believes that the exchange of Eligible Options and SARs for Replacement Awards pursuant to the Exchange Program should be treated as a non-taxable event for U.S. federal income tax purposes, which means participating U.S. employees should not recognize any income upon such exchange. The tax consequences of participating in the Exchange Program in foreign jurisdictions may vary.

10. What if I have been granted restricted stock units (RSUs)? Are they included in the Exchange Program?

No. RSUs represent the right to receive shares of stock in the future. Unlike stock options and SARs, which deliver value upon exercise only to the extent that the price of our common stock has increased since the grant date, RSUs are “full value awards,” meaning that upon settlement they deliver a value equal to the value of the underlying shares of common stock (and do not require any exercise price to be paid). Accordingly, RSUs still deliver value to the holder upon settlement, even though a decline in stock price may have occurred.

11. How do I determine how many and what type of equity award(s) (stock options, SARs, RSUs) I currently hold?

You can view how many and what types of equity awards you hold by accessing your account with our equity program administrator – click here.

We have not commenced the Exchange Program to which this communication pertains and will not do so unless we receive the requisite stockholder approval for the Omnibus Plan amendment to permit the Exchange Program at our 2009 Annual Meeting of Stockholders. Even if such stockholder approval is obtained, we may still decide later not to implement the Exchange Program. Genworth will file a Tender Offer Statement on Schedule TO with the SEC upon the commencement of the Exchange Program. Persons who may be eligible to participate in the Exchange Program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, when those materials become available because they will contain important information about the Exchange Program. Genworth stockholders and holders of stock options and SARs will be able to obtain these written materials and other documents filed by Genworth with the SEC free of charge from the SEC’s website at www.sec.gov.

5